UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RECRO PHARMA, INC.

(Name of Registrant as Specified In Its Charter)

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RECRO PHARMA, INC.

490 Lapp Road

Malvern, PA 19355

ADDITIONAL MATERIALS

RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 9, 2019

On March 21, 2019, Recro Pharma, Inc., or the Company, filed a Proxy Statement for the 2019 Annual Meeting of Shareholders, or Annual Meeting. Subsequent to that date, the Board of Directors, or the Board, appointed a new Class I director, Arnaud Ajdler, and increased the number of directors of the Company from eight to nine. These additional materials have been prepared to provide shareholders with information regarding the Company’s new director that would have been included in the Proxy Statement had Mr. Ajdler been appointed prior to the filing of the Proxy Statement. You are not being asked to vote for or ratify the appointment of Mr. Ajdler at the upcoming Annual Meeting, as the Class I directors are not being elected by Company shareholders at this meeting. These additional materials are being provided solely for informational purposes.

Appointment of New Director

On March 25, 2019, we announced the increase in the size of our Board to nine directors and the appointment of Arnaud Ajdler to the Board. Mr. Ajdler was appointed pursuant to an agreement between the Company and Engine Capital, L.P., Engine Jet Capital, L.P., Engine Investments, LLC and Mr. Ajdler, dated March 25, 2019, or the Agreement. The full text of the Agreement and summary description thereof may be found in the Current Report on Form 8-K filed by the Company on March 28, 2019. Mr. Ajdler, age 43, will serve as a Class I director, with a term expiring at the 2021 annual meeting of shareholders. He will also serve on our Audit and Compensation Committees.

Business Experience of Mr. Ajdler

Mr. Ajdler has served as the managing partner for Engine Capital, L.P., a value-oriented investment firm, since February 2013. Prior to that, Mr. Ajdler was a senior managing director and a partner at Crescendo Partners, a value-oriented activist investment firm from 2003 to 2013. Mr. Ajdler is also an adjunct professor at the Columbia Business School where he teaches a course in Value Investing. Mr. Ajdler has been a board member and member of the compensation committee of Stewart Information Services Corporation since May 2014 as well as a director, chair of the compensation committee and member of the governance committee of Hill International, Inc. since October 1, 2018. Mr. Ajdler served as a director, chair of the corporate governance and nominating committee and member of the audit committee of Charming Shoppes, Inc. from 2008 until the company was acquired in June 2012 by Ascena Retail Group Inc., as a director and member of the audit committee of Imvescor Restaurant Group Inc. from July 2013 to March 2016, as a director and member of the compensation committee of StarTek, Inc. from May 2015 to March 2018, as a director and member of the compensation committee of Destination Maternity from March 2008 to October 2017 (and as its non-executive chairman from February 2011 to October 2017), as a director and a member of the compensation and human resources committee of O’Charley’s Inc. from March 2012 until the Company was acquired in April 2012 by Fidelity National Financial Inc., and as a director and a member of the audit committee of The Topps Company from August 2006 until the company was acquired in October 2007 by Madison Dearborn Partners, LLC and an affiliate of Michael Eisner. Mr. Ajdler worked as a management consultant for Mercer Management Consulting from January 2000 to June 2001, Boston Consulting Group from June 1999 to August 1999 and Deutsche Bank from June 2002 to August 2002. Mr. Ajdler received a B.Sc. in Mechanical Engineering from the Free University of Brussels, Belgium, an SM in Aeronautics from the Massachusetts Institute of Technology and an MBA from Harvard Business School.

Mr. Ajdler’s significant investment experience and extensive corporate governance experience gained from his participation on multiple public company boards, contributed to our Board’s conclusion that he should serve as a director of our Company.

Stock Ownership of Mr. Ajdler

Mr. Ajdler may be deemed to beneficially own 1,064,546 shares of common stock directly owned by Engine Capital, L.P. and Engine Jet Capital, L.P. Mr. Ajdler is the managing partner of Engine Capital Management, LP and the Managing Member of each of Engine Capital Management GP, LLC and Engine Investments, LLC. Engine Capital Management GP, LLC is the investment manager of Engine Capital, L.P. and Engine Jet Capital, L.P. With the addition of Mr. Ajdler to our board, the total percentage of shares beneficially owned by the officers and directors of the Company is 25.0%.